FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES
FOURTH QUARTER AND 2006 RESULTS
• Mixed Company Conversion Continues to Affect Venezuela Financial Reporting
• Shareholders Approve Conversion
• 2006 Operating Advances Reimbursed by PDVSA

HOUSTON, Texas (March 13, 2007) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced a 2006 fourth quarter loss of $8.6 million, or $0.23 per diluted share, compared with net income of $10.5 million, or $0.27 per diluted share, for the 2005 fourth quarter.

Like the second and third quarters, the Company did not recognize the equity earnings for its producing operations in Venezuela for the fourth quarter. The equity earnings for the three quarters starting April 1, 2006 will be reported upon completion of the conversion to the mixed company (Petrodelta).

The Company had a loss of $58.6 million, or $1.57 per diluted share, for the twelve months ended December 31, 2006 compared with earnings of $50.8 million, or $1.32 per diluted share, for 2005. The loss for 2006 is due to the inability to recognize equity earnings for the producing operations in Venezuela beginning with the second quarter and charges of $73.8 million, or $59.0 million net to the Company’s 80 percent interest, for additional taxes and related interest in Venezuela for 2001 through 2006.

Harvest Vinccler, S.C.A. (HVSCA), the Company’s 80 percent owned affiliate, has resolved and substantially paid all of the tax claims made by the SENIAT, the Venezuelan income tax authority. The additional taxes were primarily due to the SENIAT’s retroactive tax rate increase for 2001 through 2004. Resolution of the tax claims was a necessary step in the transition of HVSCA’s operations to Petrodelta.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “During the fourth quarter, we received approval from our shareholders to execute the conversion contract, cancel our operating services agreement and transfer all of our tangible assets, contracts and rights related to the South Monagas Unit (SMU) fields in Venezuela to Petrodelta after receiving government approvals. In addition, Petrodelta would operate the Isleño, Temblador and El Salto fields upon their award by the Venezuelan government. The conversion contract is expected to be signed and Petrodelta is expected to be formed after receipt of Venezuelan government approvals. The Company will own a 32 percent net interest in Petrodelta.”

Edmiston continued, “Although we made progress towards the completion of the conversion during 2006, the complexity of the issues involved has increased the amount of time we and the Venezuelan government believed would be needed to complete the process. However, a number of other companies have now signed their conversion contracts and formed their mixed companies. Moreover, we understand three companies have completed the entire conversion process and are now ready to invoice PDVSA for the oil and gas delivered since April 1, 2006. With the precedents established and issues resolved by the companies more advanced in the conversion process, we expect to be able to expedite the conversion process and issuance of invoices for payment once we receive the government approvals.”

HVSCA continues to operate the SMU fields in Venezuela and advanced $36.3 million to fund operations for the last three quarters of 2006 of which $21.2 million, representing the second and third quarter advances, have been reimbursed by Petroleos de Venezuela, S.A. (PDVSA). The fourth quarter advances of $15.1 million were invoiced to PDVSA in February 2007. A Memorandum of Understanding between Company affiliates and Corporación Venezolana del Petroleo S.A. and PDVSA Petroleo S.A. provides that upon conversion to Petrodelta, there will be an economic adjustment as if the conversion had been completed on April 1, 2006.

For the nine months ended December 31, 2006, operating statistics (on a 100% basis) for the SMU fields operated by HVSCA are as follows:

•	Production of 5.2 million barrels of oil and 11.5 billion cubic feet (Bcf) of natural gas. Average daily production for the last three quarters was 25,900 barrels of oil equivalent. Oil production for the fourth quarter was 1.6 million barrels and 3.6 Bcf, or average daily production of 23,900 barrels of oil equivalent.

•	Crude oil prices that would be paid for the oil production if the conversion contract were in place cannot be calculated as two elements of the pricing formula have not been set. Market prices for crude oil of the type produced in SMU averaged approximately $47 per barrel for the nine months ended December 31, 2006 and $41 per barrel for the three months ended December 31, 2006. The price for natural gas that would be paid under the conversion contract is $1.54 per thousand cubic feet.

•	Taxes and royalties for Petrodelta will be 50 percent and 33 percent, respectively.

Harvest will hold an earnings conference call today at 10:00 a.m. Central Time to discuss 2006 fourth quarter results. To access the call, dial 785-832-0301, conference ID: Harvest, five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 402-220-2650. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and business development offices in Russia and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2006 Annual Report on Form 10-K and other public filings.”
“Cautionary note to investors – The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. From time to time, we use certain terms such as resource potential, risked potential, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves that SEC guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company. Investors are urged to consider closely the disclosure in our 2006 Annual Report on Form 10-K and other public filings.”

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax:
281.899.5702

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ thousands, unaudited)
	December 31,	December 31,
	2006	2005
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$148,079	$163,019
Restricted cash	15,888	-
Accounts receivable, net	9,811	71,650
Advances to provisional equity affiliate	19,146	-
Deferred income taxes	5,608	3,052
Prepaid expenses and other	1,246	2,149

Total current assets	199,778	239,870

RESTRICTED CASH	73,001	-
OTHER ASSETS	176	1,600

INVESTMENT IN PROVISIONAL EQUITY AFFILIATE	146,436	-

PROPERTY AND EQUIPMENT, net	3,320	159,328

TOTAL ASSETS	$422,711	$400,798

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$3,827	$408
Accounts payable, related party	9,637	9,203
Accrued expenses	12,975	18,444
Accrued interest	6,850	2,637
Deferred revenue	11,217	6,728
Income taxes payable	34	18,909
Current portion of long-term debt	37,674	5,467

Total current liabilities	82,214	61,796

LONG TERM DEBT	66,977	-

COMMITMENTS AND CONTINGENCIES	-	-
ASSET RETIREMENT LIABILITY	-	2,129
MINORITY INTEREST	28,634	39,361

STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	194,556	188,620
Retained earnings	54,174	112,736
Accumulated other comprehensive loss	-	-
Treasury stock	(3,844)	(3,844)

Total stockholders’ equity	244,886	297,512

TOTAL LIABILITIES
AND STOCKHOLDERS'
EQUITY	$422,711	$400,798

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
THREE MONTHS ENDED:	December 31, 2006			December 31, 2005

Barrels of oil sold			2,035
MMCF of gas sold			5,566
Total BOE			2,963
Average price/barrel			$25.83
Average price/mcf			$1.03

-
		$/BOE		$/BOE

REVENUES:
Oil sales			$52,559
Gas sales			5,733
			58,292	19.67

EXPENSES:
Operating expenses			12,839	4.33
Depletion and amortization			11,088	3.74
Depreciation	72		778	0.26
General and administrative	6,260		5,234	1.77
Contribution for Science and Technology Fund	3,887		-	-
Taxes other than on income	195		1,726	0.58
	10,414		31,665	10.68

INCOME (LOSS) FROM OPERATIONS	(10,414)		26,627	8.99

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	2,590		2,223	0.75
Interest expense	(2,232)		(155)	(0.05)
Net loss on exchange rates	(100)		(3)	-
	258		2,065	0.70
-
INCOME (LOSS) BEFORE INCOME TAXES AND
MINORITY INTERESTS	(10,156)		28,692	9.69
Income tax expense	7		15,201	5.13

INCOME (LOSS) BEFORE MINORITY INTERESTS	(10,163)		13,491	4.56
Minority interest in consolidated subsidiary companies	(1,613)		2,981	1.01

NET INCOME (LOSS)	($8,550)		$10,510	$3.55

NET INCOME (LOSS) PER COMMON SHARE:
Basic	($0.23)		$0.28
Diluted	($0.23)		$0.27
		-		-
Weighted average shares outstanding:
Basic	37.3	million	37.1	million
Diluted	37.3	million	38.4	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per BOE and per share amounts, unaudited)
YEAR ENDED:	December 31, 2006			December 31, 2005

Barrels of oil sold	1,894		8,763
MMCF of gas sold	4,506		25,677
Total BOE	2,645		13,042

Average price/barrel	$28.96		$24.02
Average price/mcf	$1.03		$1.03

-
		$/BOE		$/BOE

REVENUES:
Oil sales	$54,858		$210,493
Gas sales	4,648		26,448
	59,506		236,941	18.17

EXPENSES:
Operating expenses	9,241		39,723	3.05
Depletion and amortization	9,904		41,237	3.16
Depreciation	606		2,731	0.21
General and administrative	26,421		22,819	1.75
Contribution for Science and Technology Fund	3,887		-	-
Account receivable write-off on retroactive oil price adjustment	-		4,548	0.35
Taxes other than on income	3,948		6,358	0.49
	54,007		117,416	9.01

INCOME FROM OPERATIONS	5,499		119,525	9.16

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	9,406		4,205	0.32
Interest expense	(23,156)		(3,388)	(0.26)
Net gain (loss) on exchange rates	(121)		2,752	0.21
	(13,871)		3,569	0.27
-
INCOME (LOSS) BEFORE INCOME TAXES AND
MINORITY INTERESTS	(8,372)		123,094	9.43
Income tax expense	60,917		57,025	4.37

INCOME (LOSS) BEFORE MINORITY INTERESTS	(69,289)		66,069	5.06
Minority interest in consolidated subsidiary companies	(10,727)		15,230	1.17

NET INCOME (LOSS)	($58,562)		$50,839	$3.89

NET INCOME (LOSS) PER COMMON SHARE:
Basic	($1.57)		$1.38
Diluted	($1.57)		$1.32
		-		-
Weighted average shares outstanding:
Basic	37.2	million	36.9	million
Diluted	37.2	million	38.4	million

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income (loss)	($8,550)	$10,510	($58,562)	$50,839
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	72	11,866	10,510	43,968
Account receivable write-off on	–	–	–	4,548
retroactive oil price adjustment
Deferred compensation expense	–	(210)	–	(745)
Non-cash compensation related charges	1,240	(303)	5,056	2,230
Minority interest in consolidated	(1,613)	2,982	(10,727)	15,230
subsidiary companies
Deferred income taxes		2,982	(2,556)	2,982
Changes in operating assets and liabilities:
Accounts and notes receivable	3,622	3,760	61,839	(4,481)
Advances to provisional equity affiliate	(1,912)	–	(19,146)	–
Prepaid expenses and other	(393)	(1,126)	903	(723)
Commodity hedging contract	–	3,767	–	14,947
Accounts payable	385	(7,771)	3,419	(8,020)
Accounts payable, related party	116	92	434	(1,860)
Accrued expenses	5,464	(122)	(5,469)	(10,165)
Accrued interest	(16,384)	44	4,213	2,565
Deferred revenue	–	6,728	4,489	6,728
Provision for asset retirement liability	–	113	24	188
Income taxes payable	(22,203)	2,781	(18,875)	(3,566)

Net Cash Provided By (Used In)
Operating Activities	(40,156)	36,093	(24,448)	114,665

Cash Flows From Investing Activities:
Additions of property and equipment	(103)	(380)	(1,657)	(16,147)
Investment in provisional equity affiliate	(437)	–	(513)	–
Decrease (increase) in restricted cash	(43,329)	16	(88,889)	28
Investment costs	(30)	579	503	472
Net Cash Provided By (Used In)
Investing Activities	(43,899)	215	(90,556)	(15,647)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	6	6	880	767
Proceeds from issuance of notes payable	65,116	–	118,953	–
Payments on long-term debt	(14,302)	(300)	(19,769)	(6,366)
Dividends paid to minority interest	–	(15,000)	–	(15,000)
Net Cash Provided By (Used In)
Financing Activities	50,820	(15,294)	100,064	(20,599)

Net Increase (Decrease) in Cash	(33,235)	21,014	(14,940)	78,419
Cash and Cash Equivalents at Beginning of Period	181,314	142,005	163,019	84,600

Cash and Cash Equivalents at End of Period	$148,079	$163,019	$148,079	$163,019